AMENDMENT NO. 1
                                     to the
                          FUND PARTICIPATION AGREEMENT
                                (Service Shares)

     AMENDMENT, dated as of January 18, 2001, to the Fund Participation Agreement dated as of December 15, 2000 (the "Agreement"), by and between Janus Aspen Series (the "Trust"), and Columbus Life Insurance Company (the "Company").

     WHEREAS, the Trust and the Company wish to revise Section 1.7 of the Agreement;

     NOW, THEREFORE, in accordance with Section 8.10 of the Agreement, the Trust and the Company hereby agree as follows:

     Section 1.7 of the Agreement is hereby amended, and restated in its entirety, as follows:

          1.7 The Trust shall make the net asset value per Share for each Portfolio available to the Company on a daily basis as soon as reasonably practical after the net asset value per Share is calculated and shall use its best efforts to make such net asset value per Share available by 6 p.m. New York time. If the Trust provides the Company with materially incorrect share net asset value information, the Trust shall make an adjustment to the number of shares purchased or redeemed for the Accounts to reflect the correct net asset value per share. Any material error in the calculation or reporting of net asset value per share, dividend or capital gains information shall be reported promptly upon discovery to the Company.

     Except as expressly set forth above, all other terms and provisions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

JANUS ASPEN SERIES                         COLUMBUS LIFE
                                           INSURANCE COMPANY


By:__________________________              By:___________________________
Name:                                          Name: Mark A. Wilkerson
Title:                                         Title:  Senior Vice President